EXHIBIT 99.1

NEWS RELEASE
NABORS 3Q 2008 EPS EQUALS $ 0.73, ON STRONGER OPERATING RESULTS
Hamilton, Bermuda, October 20, 2008 /PRNewswire-FirstCall/ Nabors Industries Ltd. (NYSE: NBR) today announced its results for the third quarter and nine months ended September 30, 2008. Adjusted income derived from operating activities was $365.3 million for the third quarter compared to $287.3 million in the third quarter of 2007 and $265.9 million in the second quarter of this year. Net income was $210.3 million ($0.73 per diluted share) for the third quarter compared to $218.0 million ($0.76 per diluted share) in the third quarter of 2007 and $194.4 million ($0.67 per diluted share) in the second quarter of this year.
For the nine months ended September 30, 2008, adjusted income derived from operating activities was $918.4 million compared to $907.9 million in 2007. Net income for the first nine months of 2008 was $635.2 million ($2.21 per diluted share) compared to $708.5 million ($2.47 per diluted share) in the first nine months of 2007.
Gene Isenberg, Nabors’ Chairman and CEO, commented, “Our better than previously indicated earnings were solely attributable to higher results in all of our operating units. Virtually all of our significant businesses increased compared to both the prior year and the second quarter of 2008. The only exceptions were Alaska, which was down quarter-to-quarter due to seasonality, and Canada, which was down year-to-year in spite of a sharp rebound from its seasonally low second quarter. Our operational results were essentially equal to the record level achieved in the third quarter of 2006, but non-operating items reduced our Net Income and Earnings per Share. These previously announced non-operating items were the quarterly mark-to-market of a portion of our holdings in Honghua, a Chinese rig manufacturer, the estimated damages to Gulf of Mexico assets from the two recent hurricanes, and a higher effective tax rate associated with increased North American income.
“I am pleased with the quarter’s results and especially with the performance of our new rigs. The value produced by our PACE rig technology is becoming more widely recognized by customers, as demonstrated by the 11 additional new-build commitments we received during the quarter. This brings our year to date total of new rig commitments to 36 and the total number of new rig deployments and forward commitments secured over the last three and one-half years to 190 worldwide. We expect the construction and start-up of these new rigs to be seamless as both Nabors and our key vendors are better staffed to handle the higher volume and the rigid quality assurance measures we require.
“Our US Lower 48 Land Drilling unit posted an excellent quarter and contributed both the largest sequential and year-over-year increases in operating income. Compared to the prior quarter, rig activity increased by 21 rigs and average margins improved by $1,174 to $10,065 per rig day. Since the end of the quarter our rig count has averaged ten rigs higher than the third quarter average of 263, with today’s count at an all-time high of 273. All of this quarter’s new-build rig commitments and the 21 received in the second quarter are expected to deploy between July 2009 and mid-2010 with average margins that should be nearly 50 percent higher than those generated by the 81 new rigs already working. Much of the sequential activity and margin improvement stems from the ramp up we have seen in the prominent shale plays where we have been able to supply the largest quantity of rigs in the required sizes and capabilities.
“While it is likely that the US land drilling industry’s rig count will decrease meaningfully as we move into next year, we expect to see a much smaller impact on our results than we experienced during the flat rig market that characterized the latter part of 2006 and continued into early 2008. This reduced vulnerability stems from the large presence we enjoy in most of the prominent shale plays and from prospective contributions from 32 new rigs. These new rig contributions should partially offset any income losses associated with lower utilization of our more vulnerable legacy rigs. In contrast to 2007 we expect minimal new rig delivery slippage or start-up problems.
“Our US Land well-servicing unit achieved a large improvement in its results over the prior quarter due to a 7% sequential increase in quarterly rig hours and a more modest impact from recent price increases in several markets, some of which were offset by higher costs. The higher rig hours were attributable to a stronger market and some gains in market share, particularly in South Texas where we had previously experienced some erosion. The fourth quarter should see the customary seasonal reduction in work hours as well as lower industry activity resulting from the current economic environment.
“Our US Offshore operations also had an excellent quarter despite the impact of Hurricanes Gustav and Ike. The average number of rigs working increased by 2.1 to 19.2, leading to a small increase in operating income. Several smaller platform workover rigs returned to work following five years of lackluster activity in this rig class. This unit continues to see strong demand and is constructing two new MODS deepwater platform rigs in the 2,000 HP and 3,000 HP classes, both with customer commitments. There is strong interest in additional rigs in these sizes, as well as in the 1,000 HP capacity, but we will defer construction until prospective contract commitments are finalized. We incurred extensive damage to our Barge Rig 100 during Hurricane Gustav when it was displaced from its anchorage and capsized. The rig will be repaired and is covered by both property and business interruption insurance. We anticipate insurance deductibles and other costs associated with this rig and minor damage to other rigs to approximate $14 million, which is reflected in this quarter’s Other Expense category.
“Third quarter results in Alaska were lower sequentially but more than doubled last year’s performance, foreshadowing the prospective growth we anticipate in this unit over the next two years. This quarter marks the seasonal low point with concurrent higher than normal maintenance costs for work that must be performed when weather permits. We are currently preparing three rigs for term contracts that will commence between October and February. In addition, our new 15,000 foot coiled tubing / stem drilling rig should commence late in the first quarter of next year.
“Our International operations posted a sequential increase in operating income of $9.3 million to reach $111 million for the third quarter, which was significantly better than we indicated previously since most of the adverse items have been rectified. The fourth quarter should see a significant increase as costs and downtime abates and some new rigs commence operations. The first two quarters of 2009 should also see significant improvement on the strength of 12 incremental rig start-ups and the realization of full contributions from fourth quarter deployments. We still expect 2008 results to exceed $420 million compared to $332 million in 2007. When added to the performance of the previous three years this aggregates to growth of approximately 375%. We believe similar growth rates are attainable going forward as the outlook for this business remains strong even with the recent reduction in crude oil prices. In contrast to North America, our international prospects are generally longer-term in nature, less subject to producer cash flow constraints, and capable of generating sufficient economic returns even at oil prices that are lower than those we see today.
“Canada experienced a sequential increase of nearly $28 million as it emerged from its seasonally driven worst quarter ever. The near-term outlook is relatively good through the first quarter as we head into the winter drilling season, with robust activity shaping up in the northeast British Columbia shales and strong activity in the more oil prone province of Saskatchewan, particularly the Bakken Shale. We don’t expect to obtain clarity as to 2009 full year prospects until the first quarter, but there are numerous opportunities emerging for further new rig commitments in this market and we will commence the industry’s first year-round drilling operation this winter with a newly commissioned Heli-portable rig in the Horn River Shale.
“The businesses that comprise our Other Segments, Canrig, Ryan and EPOCH, all posted solid results. Our Alaskan joint ventures were profitable but at their seasonal lows and our Canadian non-rig entities returned to profitability following the second quarter spring thaw. The outlook for all of these entities is good and we believe collectively they will be less susceptible to any impending downturn.
“Our Oil and Gas operations had an excellent quarter, improving sequentially by more than $19 million including non-cash hedging gains of $4.5 million whereas the second quarter included a $7.8 million non-cash hedging loss. We expect this unit to show steadily increasing contributions through 2009 as production levels increase.
“Our financial position and liquidity remain strong as our cash and investments equaled $1.1 billion at the end of the third quarter after cash outlays of $451 million in Capital expenditures and investments in affiliates, $200 million net reduction in debt, and $121 million in stock repurchases. Obviously the recent retraction in oil and gas prices and the current state of the credit markets will have an adverse effect on our customers’ spending plans. As a result we believe it is prudent to anticipate a protracted period of lower rig demand combined with constrained availability and higher costs of capital. Consequently, we are preemptively taking steps to maintain our strong financial position and free cash flow regardless of future market conditions. To this end we are curtailing prospective capital expenditures which are not underpinned by term contract commitments or contain other assurances of good and relatively rapid returns.
“Our 2009 earnings per diluted share will also be impacted by newly promulgated accounting rules effective January 1, 2009 that will apply to our 0.94% coupon convertible debt issue. These new rules require us to record additional non-cash interest expense, net of capitalized interest, in an amount equal to the extent that the actual coupon represents a discount to our estimated borrowing rate for conventional debt at the time of the notes issuance. This will result in an increase in equity through a reduction in the carrying value of the debt as if it were an Original Issue Discount. The rule will also require that we restate three years of historical results for the current issue and for any issues that were outstanding during the restatement period. We estimate the impact to be approximately $0.25 per diluted share in 2009, solely attributable to non-cash charges.
“I continue to believe the long-term challenges associated with production decline rates in North American gas and the world’s more significant oilfields augur for a strong outlook for our business in spite of short-term volatility. Whatever the extent of the current demand diminution, it is simply a matter of time until these decline rates rebalance the supply. We continue to position ourselves to prosper regardless of market conditions and I believe we are well prepared to weather any vagaries in the business cycle.”
The Nabors companies own and operate approximately 525 land drilling and approximately 700 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of; 37 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2008	2007	2008	2008	2007
Revenues and other income:
Operating revenues	$1,454,562	$1,250,299	$1,282,400	$4,036,820	$3,620,996
Earnings (losses) from unconsolidated affiliates	7,933	2,689	(4,033)	(551)	18,566
Investment (loss) income	(22,235)	(27,466)	25,057	29,004	(8,029)

Total revenues and other income	1,440,260	1,225,522	1,303,424	4,065,273	3,631,533

Costs and other deductions:
Direct costs	805,533	722,058	740,178	2,293,481	2,043,459
General and administrative expenses	122,648	105,975	116,914	350,883	319,824
Depreciation and amortization	161,340	125,089	148,023	444,841	340,069
Depletion	7,656	12,533	7,343	28,684	28,318
Interest expense	25,506	13,450	21,676	65,291	40,235
Losses (gains) on sales of long-lived assets, impairment charges and other expense (income), net	10,875	30,524	3,158	22,130	4,775

Total costs and other deductions	1,133,558	1,009,629	1,037,292	3,205,310	2,776,680

Income from continuing operations before income taxes	306,702	215,893	266,132	859,963	854,853

Income tax expense:
Current	83,501	4,211	39,759	222,553	164,038
Deferred	12,902	15,919	32,012	2,244	17,300

Income tax expense	96,403	20,130	71,771	224,797	181,338

Income from continuing operations, net of tax	210,299	195,763	194,361	635,166	673,515
Income from discontinued operations, net of tax	—	22,265	—	—	35,024

Net income	$210,299	$218,028	$194,361	$635,166	$708,539

Earnings per share: (1)
Basic from continuing operations	$.75	$.70	$.70	$2.28	$2.42
Basic from discontinued operations	$—	$.08	$—	$—	$.12

Total Basic	$.75	$.78	$.70	$2.28	$2.54

Diluted from continuing operations	$.73	$.68	$.67	$2.21	$2.35
Diluted from discontinued operations	$—	$.08	$—	$—	$.12

Total Diluted	$.73	$.76	$.67	$2.21	$2.47

Weighted-average number of common shares outstanding: (1)
Basic	279,373	280,152	277,719	278,225	278,782

Diluted	287,590	287,969	291,454	287,468	286,894

Adjusted income derived from operating activities (2)	$365,318	$287,333	$265,909	$918,380	$907,892

(1)	See “Computation of Earnings Per Share” included herein as a separate schedule.

(2)	Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our Company. A reconciliation of this non-GAAP measure to income from continuing operations before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	June 30,	December 31,
(In thousands, except ratios)	2008	2008	2007
ASSETS
Current assets:
Cash and short-term investments	$838,128	$1,236,547	$767,051
Accounts receivable, net	1,161,426	1,083,748	1,039,238
Other current assets	368,347	410,051	398,823

Total current assets	2,367,901	2,730,346	2,205,112
Long-term investments and other receivables	229,567	239,866	359,534
Property, plant and equipment, net	7,166,048	7,020,941	6,632,612
Goodwill	354,517	363,158	368,432
Other long-term assets	657,744	550,333	537,692

Total assets	$10,775,777	$10,904,644	$10,103,382

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$224,825	$588,847	$700,000
Other current liabilities	867,253	776,833	794,132

Total current liabilities	1,092,078	1,365,680	1,494,132
Long-term debt	3,986,722	3,822,285	3,306,433
Other long-term liabilities	700,363	783,020	788,696

Total liabilities	5,779,163	5,970,985	5,589,261
Shareholders’ equity	4,996,614	4,933,659	4,514,121

Total liabilities and shareholders’ equity	$10,775,777	$10,904,644	$10,103,382

Cash, short-term and long-term investments (1)	$1,073,784	$1,510,842	$1,179,639

Funded debt to capital ratio: (2)
- Gross	0.44 : 1	0.45 : 1	0.44 : 1
- Net of cash and investments	0.37 : 1	0.35 : 1	0.36 : 1
Interest coverage ratio: (3)	23.4 : 1	25.7 : 1	32.5: 1

(1)	The September 30, 2008, June 30, 2008 and December 31, 2007 amounts include $6.1 million, $34.4 million and $53.1 million, respectively, in cash proceeds receivable from brokers from the sale of certain investments that are included in other current assets and $202.5 million, $188.8 million and $123.3 million, respectively, in oil and gas financing receivables that are included in long-term investments and other receivables.

(2)	The gross funded debt to capital ratio is calculated by dividing funded debt by funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders’ equity. The net funded debt to capital ratio is calculated by dividing net funded debt by net funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Net funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt reduced by the sum of cash and cash equivalents and short-term and long-term investments and other receivables. Capital is defined as shareholders’ equity. Both of these ratios are a method for calculating the amount of leverage a company has in relation to its capital. The net funded debt to capital ratio is not a measure of operating performance or liquidity defined by accounting principles generally accepted in the United States of America and may not be comparable to similarly titled measures presented by other companies.

(3)	The interest coverage ratio is a trailing twelve-month computation of the sum of income from continuing operations before income taxes, interest expense, depreciation and amortization, and depletion expense less investment income and then dividing by interest expense. This ratio is a method for calculating the amount of operating cash flows available to cover interest expense. The interest coverage ratio from continuing operations is not a measure of operating performance or liquidity defined by accounting principles generally accepted in the United States of America and may not be comparable to similarly titled measures presented by other companies.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except rig activity)	2008	2007	2008	2008	2007
Reportable segments:
Operating revenues and Earnings from unconsolidated affiliates from continuing operations: (1)
Contract Drilling: (2)
U.S. Lower 48 Land Drilling	$505,197	$416,525	$438,848	$1,351,106	$1,295,908
U.S. Land Well-servicing	204,029	180,370	182,222	557,392	544,998
U.S. Offshore	68,581	48,895	65,723	185,759	164,986
Alaska	38,496	30,854	45,114	137,979	115,467
Canada	125,335	132,434	67,782	371,969	400,802
International	368,418	296,219	342,892	1,014,882	781,963

Subtotal Contract Drilling (3)	1,310,056	1,105,297	1,142,581	3,619,087	3,304,124
Oil and Gas (4) (5)	29,532	35,770	11,352	54,924	67,009
Other Operating Segments (6) (7)	171,208	163,397	172,865	509,855	433,771
Other reconciling items (8)	(48,301)	(51,476)	(48,431)	(147,597)	(165,342)

Total	$1,462,495	$1,252,988	$1,278,367	$4,036,269	$3,639,562

Adjusted income (loss) derived from operating activities from continuing operations: (1)
Contract Drilling: (2)
U.S. Lower 48 Land Drilling	$176,819	$130,761	$134,322	$438,012	$458,354
U.S. Land Well-servicing	42,433	42,291	31,468	104,287	125,752
U.S. Offshore	18,456	9,245	17,983	42,897	43,500
Alaska	10,159	4,214	13,466	41,408	29,006
Canada	13,396	16,920	(14,326)	41,043	62,056
International	111,048	88,574	101,752	303,450	240,001

Subtotal Contract Drilling (3)	372,311	292,005	284,665	971,097	958,669
Oil and Gas (4)(5)	17,577	17,868	(1,645)	11,080	22,370
Other Operating Segments (6)(7)	18,375	10,297	19,006	49,815	28,630
Other reconciling items (9)	(42,945)	(32,837)	(36,117)	(113,612)	(101,777)

Total	365,318	287,333	265,909	918,380	907,892
Interest expense	(25,506)	(13,450)	(21,676)	(65,291)	(40,235)
Investment (loss) income	(22,235)	(27,466)	25,057	29,004	(8,029)
(Losses) gains on sales of long-lived assets, impairment charges and other (expense) income, net	(10,875)	(30,524)	(3,158)	(22,130)	(4,775)

Income from continuing operations before income taxes	$306,702	$215,893	$266,132	$859,963	$854,853

Rig activity:
Rig years: (10)
U.S. Lower 48 Land Drilling	263.3	221.6	242.3	243.8	231.0
U.S. Offshore	19.2	14.4	17.1	17.5	16.4
Alaska	11.0	8.4	10.4	10.6	8.9
Canada	35.8	37.0	16.9	34.0	37.8
International (11)	121.3	117.9	121.5	120.2	115.6

Total rig years	450.6	399.3	408.2	426.1	409.7

Rig hours: (12)
U.S. Land Well-servicing	290,680	274,084	272,101	822,258	864,602
Canada Well-servicing	67,141	72,593	40,257	186,535	211,794

Total rig hours	357,821	346,677	312,358	1,008,793	1,076,396

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(1)	All segment information excludes the Sea Mar business, which has been classified as a discontinued operation.

(2)	These segments include our drilling, workover and well-servicing operations, on land and offshore.

(3)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $.1 million, $3.4 million and $2.8 million for the three months ended September 30, 2008 and 2007 and June 30, 2008, respectively, and $9.7 million and $5.9 million for nine months ended September 30, 2008 and 2007, respectively.

(4)	Represents our oil and gas exploration, development and production operations.

(5)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $7.1 million, ($2.0) million and ($6.7) million for the three months ended September 30, 2008 and 2007 and June 30, 2008, respectively, and ($17.6) million and ($2.8) million for the nine months ended September 30, 2008 and 2007, respectively.

(6)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(7)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $.7 million, $1.3 million and ($.1) million for the three months ended September 30, 2008 and 2007 and June 30, 2008, respectively, and $7.4 million and $15.5 million for the nine months ended September 30, 2008 and 2007, respectively.

(8)	Represents the elimination of inter-segment transactions.

(9)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(10)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(11)	International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 3.3 years, 4.0 years and 3.7 years during the three months ended September 30, 2008 and 2007 and June 30, 2008, respectively, and 3.6 years and 4.0 years during the nine months ended September 30, 2008 and 2007, respectively.

(12)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.
NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2008	2007	2008	2008	2007
Net income (numerator):
Income from continuing operations, net of tax — basic	$210,299	$195,763	$194,361	$635,166	$673,515
Add interest expense on assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes, net of tax:
$2.75 billion due 2011 (1)	—	—	—	—	—
$82.8 million due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	—	—	—	—

Adjusted income from continuing operations, net of tax — diluted	210,299	195,763	194,361	635,166	673,515
Income from discontinued operations, net of tax	—	22,265	—	—	35,024

Total adjusted net income	$210,299	$218,028	$194,361	$635,166	$708,539

Earnings per share:
Basic from continuing operations	$.75	$.70	$.70	$2.28	$2.42
Basic from discontinued operations	$—	$.08	$—	$—	$.12

Total Basic	$.75	$.78	$.70	$2.28	$2.54

Diluted from continuing operations	$.73	$.68	$.67	$2.21	$2.35
Diluted from discontinued operations	$—	$.08	$—	$—	$.12

Total Diluted	$.73	$.76	$.67	$2.21	$2.47

Shares (denominator):
Weighted-average number of shares outstanding-basic (4)	279,373	280,152	277,719	278,225	278,782
Net effect of dilutive stock options, warrants and restricted stock awards based on the treasury stock method	8,217	7,817	8,606	7,533	8,112
Assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes:
$2.75 billion due 2011 (1)	—	—	—	—	—
$82.8 million due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	—	5,129	1,710	—

Weighted-average number of shares outstanding — diluted	287,590	287,969	291,454	287,468	286,894

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(1)	Diluted earnings per share for the three and nine months ended September 30, 2008 and 2007 and the three months ended June 30, 2008 do not include any incremental shares issuable upon exchange of the $2.75 billion 0.94% senior exchangeable notes due 2011. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes. Such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when our stock price exceeds $45.83 as of the last trading day of the quarter and the average price of our shares for the ten consecutive trading days beginning on the third business day after the last trading day of the quarter exceeds $45.83, which did not occur during the three months ended September 30, 2008 and 2007 and June 30, 2008 and the nine months ended September 30, 2008 and 2007.

(2)	In June 2008 Nabors Delaware called for redemption of the full $82.8 million aggregate principal amount at maturity of its zero coupon senior convertible debentures due 2021 and in July 2008, paid cash of $60.6 million; an amount equal to the issue price of $50.4 million plus accrued original issue discount of $10.2 million. No common shares were issued as part of the redemption of the $82.8 million zero coupon convertible senior debentures.

(3)	Diluted earnings per share for the nine months ended September 30, 2008 and the three months ended June 30, 2008 reflect the conversion of the $700 million zero coupon senior exchangeable notes due 2023. In May 2008 Nabors

Delaware called for redemption all of its $700 million zero coupon senior exchangeable notes and in June and July 2008 issued an aggregate 5.25 million common shares which equated to the excess of the exchange value of the notes over their principal amount, as cash was required up to the principal amount of the notes exchanged. Diluted earnings per share for the three and nine months ended September 30, 2007 do not include any incremental shares issuable upon exchange of the $700 million zero coupon senior exchangeable notes. Such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation when the price of our shares exceeds $35.05 on the last trading day of the quarter, which did not occur on September 30, 2007.

(4)	Includes the following weighted-average number of common shares of Nabors and weighted-average number of exchangeable shares of Nabors (Canada) Exchangeco Inc., respectively: 279.3 million and .1 million shares for the three months ended September 30, 2008; 280.1 million and .1 million shares for the three months ended September 30, 2007; 277.6 million and .1 million shares for the three months ended June 30, 2008; 278.1 million and .1 million shares for the nine months ended September 30, 2008; and 278.6 million and .2 million shares for the nine months ended September 30, 2007. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors’ common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to, voting rights and the right to receive dividends, if any.

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